EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

EDIBLE GARDEN AG INCORPORATED

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title(2)	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of either one share of Common Stock, par value $0.0001 per share or one Pre-funded Warrant to purchase one share of Common Stock, and one Warrant to purchase one share of Common Stock	457	(o)	-	-	$9,775,000	0.0001102	$1,077.21
Fees Previously Paid	Equity	Common Stock included as part of the Unit	457	(g)	-	-	-	-	-
Fees Previously Paid	Equity	Pre-funded Warrants to purchase shares of Common Stock included as part of the Units	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock Underlying Pre-funded Warrants	457	(g)	-		-	-	-
Fees Previously Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock Underlying Warrants	457	(o)	-	-	$9,775,000	0.0001102	$1,077.21
Fees Previously Paid	Equity	Representative's Warrants to purchase Common Stock(3)	457	(g)	-	-	-	-	-
Fees to Be Paid	Equity	Common Stock Underlying Representative's Warrants	457	(o)	-	-	$537,625.00	0.0001102	$59.25
		Total Offering Amounts					$20,087,625		$2,213.66
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$2,213.66	(4)
		Net Fee Due							$0.00

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) and includes shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)

The Representative's Warrants are exercisable for a number of shares of common stock equal to 5.0% of the number of shares of common stock sold in this offering, at a per share exercise price equal to 110% of the public offering price. The Representative's Warrants are exercisable commencing six months immediately following the closing of this offering and expire five years after the closing of this offering. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Resales of shares of common stock issuable upon exercise of the Representative’s Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are also registered hereby.

(4)	Earlier paid on November 1, 2021 as set forth in Table 2 below.

Table 2 - Fee Offset Claims and Sources
	Registrant Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Edible Garden AG Incorporated	S-1(1)	333-260655	11/1/2021		$2,213.66	Equity	Common stock, par value $0.0001 per share		$57,632,250.00
Fee Offset Sources	Edible Garden AG Incorporated	S-1(1)	333-260655		4/26/2022						$8,612.00

(1)	The Registrant has completed any offering that included the unsold securities under the prior registration statement.